Exhibit 10.28

SEPARATION AGREEMENT

This Separation Agreement (“Separation Agreement”) is made between Bruce Sargent (“Executive”) and ALBANY MOLECULAR RESEARCH, INC. (the “Company,” together with Executive, the “Parties”) and is effective as of the 16th day of October 2013.

WHEREAS, Executive is serving as the Company’s Senior Vice President of Drug Discovery;

WHEREAS, the Parties entered into an Amended and Restated Employment Agreement dated April 5, 2012 (the “Employment Agreement”);

WHEREAS, the Parties also entered into a Confidentiality and Non-Disclosure Agreement dated April 3, 2006 (“Employee Agreement”), the terms of which expressly survive the termination of Executive’s employment;

WHEREAS, Executive holds options to purchase shares of the Company’s common stock which are both vested and unvested options and are governed by the Company’s Amended 2008 Stock Option and Incentive Plan or any predecessor plan under which equity was granted to Executive (collectively, the “Stock Plan”) and associated stock option agreements and shares of restricted stock which are unvested and are governed by the Stock Plan and associated restricted stock agreements (collectively “Equity Documents”);

WHEREAS, pursuant the Employment Agreement, the Company has agreed to provide Executive with certain termination benefits (the “Termination Benefits”) in the event of a termination without Cause provided that, among other things, the Executive enters into a Separation Agreement which includes a general release of claims in favor of the Company and related persons and entities;

WHEREAS, in exchange for, among other things, Executive’s agreement to the terms of this Separation Agreement, the Company shall provide Executive with the Termination Benefits as described below;

WHEREAS, the Non-Contingent Payments set forth in Section 1 and the Termination Benefits set forth in Section 2 are the exclusive source of payments, benefits and equity rights to Executive in connection with the termination of Executive’s employment. By entering into this Separation Agreement, which includes the severance pay and benefits set forth in the Employment Agreement, Executive acknowledges and agrees that he is not entitled to any other severance pay, benefits or equity rights including without limitation pursuant to any severance plan, or program or arrangement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.          Non-Contingent Payments. Executive and the Company acknowledge and agree that (a) Executive shall continue to remain an active, full-time employee of the Company, receiving base salary and benefits (in each case at the same amount and level as in effective immediately prior to the date hereof, provided however, that any benefits available to the Executive may be modified to the extent such benefits are modified for the other members of the executive staff of the Company), through the date on which the Company and the Employee agree that he no longer must report to work which will be no later than December 31, 2013 (the “Termination Date”), and (b) except as specifically revised by, amended by, or as otherwise set forth in, this Separation Agreement, the Employment Agreement, the Employee Agreement and the Equity Documents shall remain in full force and effect in accordance with their terms. On the Termination Date, the Executive will resign all of his positions with the Company, including any positions as director or officer of any of the Company’s subsidiaries and will sign any documents reflecting such resignations reasonably requested by the Company. The Company shall also pay all accrued but unused vacation through the Termination Date, such payment to be made on the first payroll date following the Termination Date. The Company shall promptly reimburse Executive for any outstanding, reasonable business expenses that Executive has incurred on the Company’s behalf through the Termination Date, provided the Company receives appropriate documentation pursuant to the Company’s business expense reimbursement policy.

2.          Termination Benefits. For purposes of the Employment Agreement, Executive’s employment shall be treated as having been terminated without Cause. Accordingly, in exchange for his signing, not revoking and complying with the terms of this Separation Agreement, the Company agrees to provide Executive with the following Termination Benefits:

(a) the Company shall continue to pay Executive the base salary that is in effect as of the date hereof for a period commencing on the Termination Date and continuing through December 31, 2014:

(b) the Company shall pay to the Executive in twelve monthly installments, a bonus amount equal to $131,124, such bonus payments beginning with the first payroll date that begins thirty (30) days after the Termination Date;

(c) notwithstanding the employment status of the Executive, the Executive shall continue to be eligible to receive technology incentive compensation payments under the provisions of the Technology Development Incentive Plan established by the Company for any Identified Compounds, which for purposes of this Agreement, shall be the biogenic amines compounds currently named: BMS-820836 (at 0.17%), BMS-866949 (at 0.20%), BMS-911278 (at 0.10%) and BMT-026589 (at 0.10%), each of which was identified prior to the date of this Agreement and for which technology incentive payments have been made prior to the date of this Agreement based upon revenue from the License and Research Agreement by and among Bristol-Myers Squibb Company, AMR Technology, Inc., and the Company dated as of October 20, 2005 (the “BMS Agreement”), provided, however, that (i) any such future payments shall be at the percentages of revenue set forth above and (ii) the parties agree that such payments shall be due to Executive on revenue related to such Identified Compounds whether such revenue arises from the BMS Agreement or from some other third party source pursuant to an agreed upon assignment or other transfer of the Identified Compounds to such third party.

2

(d) upon approval by the Compensation Committee of the Company, the following shares of restricted stock and stock options previously issued to the Executive (a total of 10,650 shares of Restricted Stock and stock options to purchase 31,950 shares of Common Stock) shall not terminate on the Termination Date, but instead shall continue to vest according to their terms on the vesting dates set forth below. The stock options referenced in this Section 2(d) shall be eligible to be exercised for three months following the vesting date set forth below (the relevant exercise period) and if not exercised by such time, shall expire. All such awards shall be otherwise governed by the terms of the Equity Documents (including the forfeiture of any other shares covered by such restricted stock and option agreements other than those specifically set forth below):

Restricted Stock

Grant Date	Vesting Date	Shares

03/16/2009 Award	3/16/14	700
03/08/2010 Award	3/8/14	700
01/05/2011 Award	1/5/14	3,000
06/02/2011 Time Award	6/2/14	1,250
02/17/2012 Time	2/17/14	1,250
02/17/2012 Performance	2/17/14	1,250
01/31/2013 Time	1/31/14	1,250
01/31/2013 Performance	1/31/14	1,250

Total		10,650

Options

Grant Date	Vesting Date	Shares

03/16/2009	3/16/14	2,100
03/08/2010	3/8/14	2,100
01/05/2011	1/5/14	9,000
06/02/2011	6/2/14	3,750
02/17/2012	2/17/14	3,750
02/17/2012	2/17/14	3,750
01/31/2013	1/31/14	3,750
01/31/2013	1/31/14	3,750

Total		31,950

In the event that during the relevant exercise period as set forth above, for any of the stock options listed above or otherwise vested on the Termination Date, the Executive is restricted from selling or otherwise trading in the Company’s stock, for whatever reason as may be notified to the Executive by the Company, then the exercise period for such stock options will be extended to a date that is 30 days following the date that Executive is informed in writing that he is no longer restricted from trading in the Company’s stock.

3

(e) the Company shall pay 100% of the costs to provide up to twelve (12) months of outplacement support services at a level appropriate for the Executive’s title and responsibility, which the parties agree to be $15,000 which will be paid in a lump sum to the designated outplacement firm within thirty (30) days of the Termination Date;

(f) the Company shall provide the Executive with health and dental insurance continuation at a level consistent with the level and type the Executive had in place at the Termination Date for a period from the Termination Date through December 31, 2014. In the event that the Executive is not participating in the Company’s health and dental insurance on the Termination Date, Executive shall be eligible to re-enroll at any time prior to December 31, 2014 subject to a qualifying event as solely determined by the Vice President of Human Resources at the Company;

(g) the Company will pay Executive a bonus in a final amount to be determined following the close of the 2013 fiscal year (the “2013 Bonus”) which will be calculated based on the Company’s achievement of the 2013 bonus targets that were established by the Board of Directors and will be finally determined by the Compensation Committee of the Board of Directors following completion of the audit of the fiscal year results. The parties agree that the amount of the bonus payable with respect to the Executive’s personal goals is equal to $31,487. For purposes of this Section 2(g) Executive’s corporate bonus allocation, if any, shall be determined in the same manner as the other Executives at the Company. The 2013 Bonus will be paid no later than the date that the bonuses, if any, for such time period are paid to the other executive officers of the Company or March 15, 2014, whichever is earlier; and

(h) any other equity awards pursuant to the Equity Documents which do not continue to vest pursuant to Section 2(b) shall cease to vest on the Termination Date and exercise of such equity awards shall be subject to the terms of the Equity Documents.

3.          General Release.

(a) Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective executive benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, executives, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Separation Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without implication of limitation, the complete waiver and release of all Claims of or arising in connection with or for: the Employment Agreement including Claims for breach of express or implied contract; wrongful termination of employment whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; deceit or misrepresentation; discrimination or retaliation under state, federal, or municipal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; the New York Executive Law; the New York Constitution; the New York Labor Law; the New York Civil Rights Law; defamation or damage to reputation; reinstatement; punitive or emotional distress damages; wages, severance pay, vacation pay, back or front pay or other forms of compensation; and attorney’s fees and costs. Executive understands that this general release of Claims extends to any and all Claims related to Executive’s employment by the Company and the termination of his employment and all claims in his capacity as a Company stockholder. Executive understands that this general release does not release any rights arising under or preserved by this Separation Agreement, or to claims that may arise out of acts or events that occur after the date on which Executive signs this Separation Agreement. Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Separation Agreement. The Company represents that it is unaware of any claims, demands, debts, damages and liabilities of any kind that the Company may have against the Executive as of the date of this Separation Agreement and that Executive’s willingness to enter into this Separation Agreement and provide the release set forth in this Section is in consideration, in part, on that representation.

4

(b) Executive also agrees to confirm on the Termination Date, in the form of the confirmation attached to this Separation Agreement, that the general release set forth in Section 3(a) remains in effect and that it also is applicable to any claims which may have arisen during the period from the execution of this Separation Agreement through the Termination Date.

4.          Communications Regarding Departure and Nondisparagement Other than to state the fact that the termination of Executive’s employment has occurred and other public filings required by law, neither the Company nor Executive will communicate with any of the Company’s current customers, suppliers or business partners (collectively “Company Contacts”) about his departure from the Company without the express consent of the other party. Executive further agrees not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. The executives and directors of the Company will be instructed not to make any disparaging statements concerning Executive.

5.          Return of Property. Executive commits to returning to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). Executive further commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any computer or other device that remains Executive’s property after the Termination Date (except to the extent any such information was automatically backed up and is not reasonably accessible).

5

6.          Restrictive Covenants; Injunctive Relief. Executive’s obligations under Sections 7 and 8 of the Employment Agreement, and under Sections 4 and 5 of this Separation Agreement, and those set forth in the Employee Agreement shall be referred to as the “Restrictive Covenants.” Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by Executive of any of the Restrictive Covenants, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, Executive agrees that if he breaches, or proposes to breach, any portion of the Restrictive Covenants the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. In the event that the Company prevails in any action to enforce any part of the Restrictive Covenants, then Executive also shall be liable to the Company for attorney’s fees and costs incurred by the Company in enforcing such provision(s).

7.          Advice of Counsel. This Separation Agreement is a legally binding document and Executive’s signature will commit Executive to its terms. Executive acknowledges that he has been advised to discuss all aspects of this Separation Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Separation Agreement and that Executive is voluntarily entering into this Separation Agreement.

8.          Termination of Termination Benefits. Executive acknowledges that his right to the Termination Benefits is conditional on his compliance with the Restrictive Covenants. In the event that Executive fails to comply with any of the Restrictive Covenants, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate the Termination Benefits set forth in Section 2 of this Separation Agreement. Such termination of those payments and benefits in the event of such breach by the Executive shall not affect Executive’s ongoing obligations and shall be in addition to and not in lieu of the Company’s rights to injunctive relief and other legal and equitable remedies that the Company may have.

9.          Time for Consideration; Effective Date. Executive acknowledges that he has been provided with the opportunity to consider this Separation Agreement for twenty-one (21) days before signing it. To accept this Separation Agreement, Executive must return a signed original of this Separation Agreement so that it is received by Brian Russell on or before the expiration of this twenty-one (21) day period. If Executive signs this Separation Agreement within less than twenty-one (21) days of the date of its delivery to him, Executive acknowledges by signing this Separation Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Separation Agreement for the entire twenty-one (21) day period. Executive and the Company agree that any changes or modifications to this Separation Agreement shall not restart the twenty-one (21) day period. For a period of seven (7) days from the day of the execution of this Separation Agreement, Executive shall retain the right to revoke this Separation Agreement by written notice that must be received by Brian Russell before the end of such revocation period. This Separation Agreement shall become effective on the business day immediately following the expiration of the revocation period (the “Effective Date”), provided that Executive does not revoke this Separation Agreement during the revocation period.

10.         Enforceability. Executive acknowledges that, if any portion or provision of this Separation Agreement or the Restrictive Covenants shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

6

11.         Entire Agreement. This Separation Agreement, the Employee Agreement, the Equity Documents, and the sections of the Employment Agreement specifically referenced herein (except as specifically revised by, amended by, or as otherwise set forth in, this Separation Agreement) constitute the entire agreement between Executive and the Company concerning Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning Executive’s relationship with the Company.

12.         Waiver. No waiver of any provision of this Separation Agreement shall be effective unless made in writing and signed by the waiving party. The failure of either Party to require the performance of any term or obligation of this Separation Agreement, or the waiver by either Party of any breach of this Separation Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.         Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Separation Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Separation Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Separation Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits made to Executive in connection with Executive’s employment with the Company.

14.          Governing Law; Disputes; Interpretation. This Separation Agreement shall be construed and regulated in all respects under the laws of the State of New York without regard to conflict of law principles. Any dispute or controversy arising under or in connection with this Separation Agreement shall be settled exclusively by arbitration in Albany, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered in any court having jurisdiction. In the event of any dispute, this Separation Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Separation Agreement.

15.         Counterparts. This Separation Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and pdf signatures shall be deemed to be of equal force and effect as originals.

7

16.         Section 409A.

(a)         Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)         To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(c)         The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(d)         The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Separation Agreement on the date(s) indicated below.

ALBANY MOLECULAR RESEARCH, INC.

By:	/s/ Thomas E. D’Ambra
Thomas E. D’Ambra, Ph.D.
President and Chief Executive Officer

Date: October 16, 2013

I HAVE READ THIS AGREEMENT THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS AGREEMENT IS A LEGAL DOCUMENT.

/s/ Bruce J. Sargent
Bruce J. Sargent, Ph.D.

Date: October 16, 2013

9

CONFIRMATION OF RELEASE PROVISION IN SEPARATION AGREEMENT

I, Bruce J. Sargent, acknowledge and agree:

1.          I executed a Separation Agreement dated October 16, 2013 with the advice of counsel.

2.          Section 3(a) of the Separation Agreement includes a General Release which released Claims (as defined in the Separation Agreement) against the Releasees (as defined in the Separation Agreement) and was applicable to Claims through the date of execution of the Separation Agreement.

3.          As provided in Section 3(b) of the Separation Agreement, I confirm that, from the date of execution of the Separation Agreement through the Termination Date (as defined in the Separation Agreement), Section 3(a) of the Separation Agreement remains in effect and also applies to any and all Claims which may have accrued against the Releasees (other than excepted rights described in Section 3(a) of the Separation Agreement) during that period.

Bruce Sargent	Date

10